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Exhibit 10.36

AMENDMENT TO
EMPLOYMENT AGREEMENT
BETWEEN
NEW FRONTIER MEDIA, INC.
AND
IRA BAHR

This Amendment to Employment Agreement (the "Amendment") is dated as of this 2nd day of May, 2008 and amends the Employment Agreement dated as of January 20, 2006, as amended on July 11, 2007 (collectively, the "Employment Agreement"), by and between NEW FRONTIER MEDIA, INC. ("New Frontier") and IRA BAHR ("Executive"). Unless otherwise defined herein, all capitalized terms used shall have the meaning ascribed to them in the Employment Agreement. In consideration of the foregoing, and other good and valuable consideration, including Executive's continued employment with NFM, the receipt and sufficiency of which are hereby acknowledged, Executive and NFM hereby agree as follows:

I.     AMENDMENTS TO AGREEMENT

Section 1 "EMPLOYMENT PERIOD" is hereby amended by deleting: "ending at midnight on July 31, 2008" and by inserting "ending at midnight on March 31, 2011" in the place of such deleted text.

Section 3 "EARLY TERMINATION OF EMPLOYMENT", subsection (C) "WITHOUT CAUSE" is hereby amended by removing "or in the event that there is a change in control as defined in Section 5", and by removing "However, in the event that Executive becomes employed elsewhere during the term of this Agreement, his compensation from such other employment shall be applied toward the mitigation of New Frontier's payment obligations hereunder."

Section 5 "CHANGE IN CONTROL" is hereby amended by deleting the entire Section and by replacing the same with the following:

        (A)  DEFINED. For purposes of this Agreement, a "Change in Control" of New Frontier shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

          (i)    Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), becomes the "beneficial owner" (as defined in Rule 13-d under the Act) directly or indirectly, of securities representing more than fifty percent (50%) of the (1) total outstanding shares of common stock of New Frontier, or (2) the total combined voting power represented by New Frontier's then outstanding voting securities other than by virtue of a merger, consolidation, or similar transaction. However, if any one person, or more than one person acting as a group, owns 50% or more of the total fair market value or total voting power represented by New Frontier's then outstanding voting securities, the increase in beneficial ownership by such person or group or persons will not be considered a Change of Control.

          (ii)   A change in the composition of the Board, as a result of which less than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (a) are directors of New Frontier as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of New Frontier).

          (iii)  New Frontier is a party to a merger, consolidation or consummates a similar transaction with any other business entity after which at least 50% of the total voting power of the resulting entity is not held by the shareholders of New Frontier prior to the merger, or New Frontier adopts, and the stockholders approve, if necessary, a plan of complete liquidation or dissolution of New Frontier, a complete dissolution or liquidation of New Frontier occurs or New Frontier sells or disposes of substantially all of its assets to an unrelated party (as contemplated by Section 1.409A-3(i)(5)(vii)(3) of the Treasury Regulations promulgated under the Code).

        (B)  CHANGE OF CONDITIONS OF EMPLOYMENT. In the event of a Change in Control, and in the event that New Frontier thereafter makes any of the following changes, then Executive shall be entitled to voluntarily terminate his employment with New Frontier ("Voluntary Termination"):

          (i)    the assignment to Executive by New Frontier of duties not reasonably consistent with Executive's positions, duties, responsibilities, titles or offices at the commencement of the Term; or

          (ii)   relocation of New Frontier's executive offices outside of the Boulder, Colorado area; or

          (iii)  material change in Executive's title, as it existed immediately prior to the Change in Control.

          (iv)  any reduction in the Executive's then current base salary as a result of or following a Change in Control.

In the event of any such Voluntary Termination permitted by this Section 5, Executive shall receive from Company: (i) payment of any Accrued Obligations in accordance with the terms and conditions of Section 4(A)(i) of this Agreement, (ii) the immediate vesting of all outstanding unvested stock options, (iii) the lump-sum payment of an amount equivalent to the Base Salary for the remaining term of this Agreement or to an amount equivalent to the Base Salary multiplied by 1.5, whichever is greater, (iv) the lump sum payment of an amount equivalent to one year's bonus as measured by the average annual bonuses awarded to Executive during the immediately preceding two full bonus years, and (v) payment of health insurance in accordance with the terms and conditions of Section 4(A)(iii) of this Agreement.

        (C)  NON-COMPETE. In the event of Voluntary Termination, Executive shall be free to seek employment elsewhere without regard to whether any prospective employer is a competitor of New Frontier.

        (D)  EXCESS PARACHUTE PAYMENTS. In the event of Voluntary Termination, unless otherwise agreed by both parties acting reasonably, a nationally recognized accounting firm ("Accounting Firm") suitable to both parties shall be timely engaged to render an opinion on whether the Executive is expected to pay an excise tax on "excess parachute payments" (as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended), as a result of payments due under section 5(B) of this Agreement. Within 10 days following Company's receipt of a written opinion of the Accounting Firm, the Company shall, based solely upon the Accounting Firm's determination of which option shall result in a higher net total net consideration to the Executive, either: (i) reduce the amounts and or benefits payable to the Executive under Section 5(B) to an amount that is $1 less than the amount that would constitute an excess parachute payment and pay such reduced amount to Executive, or (ii) pay the full amount due under 5(B) to the Executive. Payments by the Company to the Executive pursuant to this paragraph shall be made without setoff, counterclaim or other withholding. The parties agree that the written opinion of the Accounting Firm shall be final in all respects. The fees and expenses of the Accounting Firm shall be paid by the Company.

II.    GENERAL PROVISIONS.

All other terms and conditions of the Employment Agreement that have not been specifically amended herein shall remain in full force and effect. This Amendment, together with the Employment Agreement, contains all of the terms and conditions agreed upon by the parties hereto regarding the subject matter hereof. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment or the Employment Agreement not expressly set forth in this Amendment or the Employment Agreement are of no force or effect. Any waiver, alteration or modification of any of the terms of this Amendment shall be valid only if made in writing and signed by both parties hereto. This Amendment may be executed in up to two counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

NEW FRONTIER MEDIA, INC.		EXECUTIVE
By:	/s/ MICHAEL WEINER	By:	/s/ IRA BAHR
Name:	Michael Weiner	Name:	Ira Bahr
Title:	Chief Executive Officer

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AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN NEW FRONTIER MEDIA, INC. AND IRA BAHR